Exhibit 11

                         THE GENLYTE GROUP INCORPORATED
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
       FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
                     (000s OMITTED, EXCEPT PER SHARE DATA)
                                  (Unaudited)

                                                         1995              1994
                                                       -------           -------
PRIMARY EARNINGS PER SHARE:
Net Income                                             $ 2,169           $ 1,475
Average Common Shares Outstanding                       12,732            12,732
Common Shares Issuable in respect to Common
Stock Equivalents, with a Dilutive Effect                   85                 8
Total Common and Common Equivalent Shares               12,817            12,740
Primary Earnings per Share                                $.17              $.12


                                                         1995              1994
FULLY DILUTED EARNINGS PER SHARE:
Net Income Applicable to Common Stock and
Common Stock Equivalents                               $ 2,169           $ 1,475
Total Common and Common Equivalent Shares               12,732            12,736
Additional Common Shares Assuming Full
         Dilution                                           99                15
Total Common Shares Assuming Full Dilution              12,831            12,751
Fully Diluted Earnings Per Share                          $.17              $.12



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                                                                      Exhibit 11

                         THE GENLYTE GROUP INCORPORATED
          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE
        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
                     (000s OMITTED, EXCEPT PER SHARE DATA)
                                  (Unaudited)

                                                         1995              1994
                                                       -------           -------
PRIMARY EARNINGS PER SHARE:
Net Income                                             $ 5,702           $ 4,317
Average Common Shares Outstanding                       12,732            12,732
Common Shares Issuable in respect to Common
Stock Equivalents, with a Dilutive Effect                   38                 3
Total Common and Common Equivalent Shares               12,770            12,735
Primary Earnings per Share                                $.45              $.34


                                                         1995               1994
FULLY DILUTED EARNINGS PER SHARE:
Net Income Applicable to Common Stock and
Common Stock Equivalents                               $ 5,702           $ 4,317
Total Common and Common Equivalent Shares               12,732            12,814
Additional Common Shares Assuming Full
Dilution                                                    61                16
Total Common Shares Assuming Full Dilution              12,793            12,830
Fully Diluted Earnings Per Share                          $.45              $.34